EXHIBIT 5.1

Stradling Yocca Carlson & Rauth
Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

April 2, 2004

Epoch Biosciences, Inc.
21720 23rd Drive S.E., Suite 150
Bothell, Washington 98021

     Re:     Epoch Biosciences, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3, (the “Registration Statement”) being filed by Epoch Biosciences, Inc., a Delaware corporation (“Epoch Biosciences”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,286,000 shares of Epoch Biosciences’ Common Stock, $0.01 par value (the “Common Stock”), consisting of 2,470,000 shares of Common Stock issued in a private placement pursuant to a Securities Purchase Agreement dated as of February 23, 2004 among Epoch Biosciences and the purchasers named therein (the “Issued Shares”), and 816,000 shares of Common Stock that are issuable upon the exercise of the warrants issued in or in connection with the private placement (the “Warrant Shares”). The shares of Common Stock may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.

     We have reviewed the corporate actions of Epoch Biosciences in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that the 2,470,000 Issued Shares covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable, and the 816,000 Warrant Shares, when issued upon exercise of the warrants in accordance with the terms of the Securities Purchase Agreement and the warrants, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth